Exhibit (99.5)

ISSN 1718-8369

Volume 5, number 2	August 20, 2010
AS AT MAY 31, 2010

May 2010 highlights

❑	Budgetary revenue in May amounts to $5.3 billion, up $119 million compared to last year. Own-source revenue amounts to $4.0 billion, while federal transfers stand at $1.3 billion.

❑	Program spending rose $15 million in May of this year compared to last year, to $4.8 billion.

❑	Debt service amounts to $558 million, up $49 million compared to May 2009.

❑	The May 2010 deficit amounts to $59 million, down $163 million compared to May 2009.

❑	Taking the $47 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows expenditure exceeding revenue by $106 million.

On the basis of the cumulative results as at May 31, 2010, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.3 billion, $132 million less than last year.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget
	May		April to May		2010-2011[1]
						Forecast
						Growth
	2009[2]	2010	2009-2010[2]	2010-2011	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3 902	4 006	7 426	8 041	50 152	5.8
Federal transfers	1 245	1 260	2 503	2 541	15 325	0.6
Total	5 147	5 266	9 929	10 582	65 477	4.5
BUDGETARY EXPENDITURE
Program spending	- 4 768	- 4 783	- 10 865	- 11 067	- 62 561	2.9
Debt service	- 509	- 558	- 1 023	- 1 089	- 6 980	13.4
Total	- 5 277	- 5 341	- 11 888	- 12 156	- 69 541	3.9
NET RESULTS OF CONSOLIDATED ENTITIES[3]	- 92	16	141	342	750	—
Contingency reserve					- 300	—
DEFICIT	- 222	- 59	- 1 818	- 1 232	- 3 614	—
BALANCED BUDGET ACT
Generations Fund[4]	- 36	- 47	- 90	- 111	- 892	—
Stabilization reserve[5]	—	—	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 258	- 106	- 1 475	- 1 343	- 4 506	—

1                    For comparison purposes, the $1 051-million impact of the Plan to return to budget balance forecast in the 2010-2011 Budget Plan has been allocated among the accounting items concerned.

2                    For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

3                    These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.

4                    The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

5                    The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at May 31, 2010

Budgetary balance

❑           Consistent with the historical trend, the cumulative results for the first two months of the year show spending running ahead of revenue. The reason for this is that at the beginning of the year, tax revenues are proportionately lower and program spending is made more quickly because of the allocation details of certain grants.

❑           For the period from April to May 2010, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.3 billion.

Budgetary revenue

❑           As at May 31, 2010, budgetary revenue amounts to $10.6 billion, $653 million more than as at May 31, 2009.

—          Own-source revenue stands at $8.1 billion, $615 million more than last year.

—          Federal transfers amount to $2.5 billion, up $38 million compared to May 31, 2009.

Budgetary expenditure

❑           Since the beginning of the year, budgetary expenditure amounts to $12.2 billion, an increase of $268 million, or 2.3%, compared to last year.

—          Program spending rose by $202 million, or 1.9%, and stands at $11.1 billion. The most significant changes are in the Health and Social Services ($71 million), Administration and Justice ($57 million) and Education and Culture ($50 million) missions.

—          Debt service amounts to $1.1 billion, an increase of $66 million compared to May 2009.

Consolidated entities

❑           As at May 31, 2010, the net results of consolidated entities show a surplus of $342 million, i.e. $201 million more than last year.

—          Revenue dedicated to the Generations Fund amounts to $111 million.

Net financial requirements

❑           As at May 31, 2010, consolidated net financial requirements stand at $3.0 billion, a decrease of $1.7 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	May			April to May
	2009[1]	2010	Change	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 902	4 006	104	7 426	8 041	615
Federal transfers	1 245	1 260	15	2 503	2 541	38
Total	5 147	5 266	119	9 929	10 582	653
BUDGETARY EXPENDITURE
Program spending	- 4 768	- 4 783	- 15	- 10 865	- 11 067	- 202
Debt service	- 509	- 558	- 49	- 1 023	- 1 089	- 66
Total	- 5 277	- 5 341	- 64	- 11 888	- 12 156	- 268
NET RESULTS OF CONSOLIDATED ENTITIES	- 92	16	108	141	342	201
DEFICIT	- 222	- 59	163	- 1 818	- 1 232	586
Consolidated non-budgetary requirements	- 1 349	- 160	1 189	- 2 842	- 1 738	1 104
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1 571	- 219	1 352	- 4 660	- 2 970	1 690

1                    For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	May			April to May
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 398	1 462	4.6	2 625	2 804	6.8
Contributions to Health Services Fund	421	421	0.0	896	902	0.7
Corporate taxes	181	355	96.1	367	703	91.6
Consumption taxes	1 416	1 136	- 19.8	2 474	2 410	- 2.6
Other sources	199	272	36.7	444	503	13.3
Total own-source revenue excluding government enterprises	3 615	3 646	0.9	6 806	7 322	7.6
Revenue from government enterprises	287	360	25.4	620	719	16.0
Total own-source revenue	3 902	4 006	2.7	7 426	8 041	8.3
Federal transfers
Equalization	696	712	2.3	1 392	1 425	2.4
Health transfers	345	355	2.9	690	711	3.0
Transfers for post-secondary education and other social programs	118	120	1.7	236	239	1.3
Other programs	86	73	- 15.1	185	166	- 10.3
Total federal transfers	1 245	1 260	1.2	2 503	2 541	1.5
BUDGETARY REVENUE	5 147	5 266	2.3	9 929	10 582	6.6

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	May			April to May
			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	2 234	2 187	- 2.1	4 862	4 933	1.5
Education and Culture	1 306	1 348	3.2	2 890	2 940	1.7
Economy and Environment	434	415	- 4.4	1 462	1 476	1.0
Support for Individuals and Families	465	479	3.0	962	972	1.0
Administration and Justice	329	354	7.6	689	746	8.3
Total program spending	4 768	4 783	0.3	10 865	11 067	1.9
Debt service	509	558	9.6	1 023	1 089	6.5
BUDGETARY EXPENDITURE	5 277	5 341	1.2	11 888	12 156	2.3

1                    For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.